EXHIBIT 12

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                           SONAT INC. AND SUBSIDIARIES


                        Computation of Ratios of Earnings
                   from Continuing Operations to Fixed Charges
                              Total Enterprise (a)



                                                    Three Months Ended March 31,                   Years Ended December 31,


                                                      1996          1995          1995        1994       1993        1992      1991
                                                      ----          ----          ----        ----       ----        ----      ----

                                                                                                   (In Thousands)

Earnings from Continuing Operations:
    Income (loss) before income taxes              $ 66,183      $45,187       $282,497   $154,871    $364,198   $133,728  $ 98,374
Fixed charges (see computation below)                39,746       44,054        165,154    127,909     129,160    156,428   175,980
    Less allowance for interest capitalized          (1,359)      (1,758)        (6,540)    (6,692)     (4,101)    (8,422)   (7,951)
                                                    -------      -------        -------   --------    --------   --------  --------
Total Earnings Available for Fixed Charges         $104,570      $87,483       $441,111   $276,088    $489,257   $281,734  $266,403
                                                   ========      =======       ========   ========    ========   ========  ========


Fixed Charges:
    Interest expense before deducting
       interest capitalized                        $ 37,854      $42,061       $157,653   $120,295    $122,204   $149,165  $168,510
    Rentals(b)                                        1,892        1,993          7,501      7,614       6,956      7,263     7,470
                                                     ------      -------         ------   --------    --------   --------  --------
                                                   $ 39,746      $44,054       $165,154   $127,909    $129,160   $156,428  $175,980
                                                   ========      =======       ========   ========    ========   ========  ========


Ratio of Earnings to Fixed Charges                      2.6          2.0            2.7        2.2         3.8        1.8       1.5
                                                       ====      =======           ====   ========    ========   ========  ========


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(a) Amounts  include  the  Company's  portion of the  captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.